EXHIBIT 99.1

                 Contact:                                Gary Smith
               Vice President &
                        Chief Financial Officer
                        (205) 942-4292

HIBBETT REPORTS FIRST QUARTER FISCAL 2010 RESULTS
                        •   EPS Increases 16.9% and Cash Position Improves
                        •   Operating Income Increases 55 Basis Points

BIRMINGHAM, Ala. (May 21, 2009) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the first quarter ended May 2, 2009.

Financial Highlights
Net sales for the 13-week period ended May 2, 2009, increased 8.1% to $157.7 million compared with $145.8 million for the 13-week period ended May 3, 2008.  Comparable store sales increased 2.4%. Operating income was 11.1% of net sales for the 13-week period ended May 2, 2009 compared to 10.6% for the 13-week period ended May 3, 2008, an increase of 55 basis points.  Net income increased 16.4% to $10.9 million compared with $9.4 million for the 13-week period ended May 3, 2008.  Earnings per diluted share increased 16.9% to $0.38 compared with $0.32 for the 13-week period ended May 3, 2008.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "We are pleased to have generated net sales and earnings growth above plan in the first quarter.  On a comparable store basis, apparel and footwear were positive and equipment was negative.  While there is uncertainty in the marketplace, we have done a good job of effectively managing our business.  Our inventory per store is down and our cash position has significantly improved."

For the quarter, Hibbett opened 14 new stores and closed 6 stores, bringing the store base to 753 in 24 states as of May 2, 2009.  For Fiscal 2010, the Company plans to open 65 to 70 new stores and close 20 to 25 stores.

Liquidity
Inventory on a per store basis at May 2, 2009 decreased 5.0% compared to May 3, 2008.  Hibbett ended the first quarter with $34.6 million of available cash and cash equivalents on the unaudited condensed consolidated balance sheet and full availability under its $80 million unsecured credit facilities.

Fiscal 2010 Outlook
The Company’s guidance for the fiscal year ending January 30, 2010 remains unchanged.  Earnings are expected in the range of $1.03 to $1.17 per diluted share with comparable store sales in the low single-digits.  We expect to be negatively impacted in the second quarter this year for two reasons. Stimulus checks were received by consumers in the second quarter of last year but not received this year. Also, there will be a significant transition of sales tax holidays into third quarter this year from second quarter last year.   Currently, over 550 of our stores are in states with sales tax holidays.  This year, over 400 of the stores will have their sales tax holiday in the third quarter, as compared to less than 100 in the third quarter last year.  As a result, we expect higher sales and earnings growth in the third quarter compared to the third quarter last year.

-MORE-

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 22, 2009, to discuss first quarter results.  The number to call for the live interactive teleconference is (480) 629-9738.  A replay of the conference call will be available until May 29, 2009, by dialing (303) 590-3030 and entering the passcode, 4060209.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2010 first quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on Friday, May 22, 2009, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through May 29, 2009.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, liquidity and earnings and sales expectations for Fiscal 2010.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 2,	May 3,
	2009	2008
Net sales	$157,700	$145,825
Cost of goods sold, distribution center
and store occupancy costs	105,004	98,013
Gross profit	52,696	47,812
Store operating, selling and administrative
expenses	31,873	29,099
Depreciation and amortization	3,265	3,279
Operating income	17,558	15,434
Interest expense, net	2	122
Income before provision for income taxes	17,556	15,312
Provision for income taxes	6,644	5,940
Net income	$10,912	$9,372

Net income per common share:
Basic earnings per share	$0.38	$0.33
Diluted earnings per share	$0.38	$0.32

Weighted average shares outstanding:
Basic	28,568	28,707
Diluted	28,971	29,081

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 2,	May 3,	January 31,
	2009	2008	2009
Assets
Cash and cash equivalents	$34,606	$6,548	$20,650
Inventories, net	154,983	151,253	151,776
Other current assets	14,606	14,196	13,339
Total current assets	204,195	171,997	185,765
Property and equipment, net	44,942	46,051	45,309
Non-current assets	3,938	4,537	4,013
Total assets	$253,075	$222,585	$235,087

Liabilities and Stockholders' Investment
Accounts payable	$67,914	$63,415	$64,460
Short-term debt and capital leases	96	10,699	-
Other current liabilities	14,988	14,756	14,250
Total current liabilities	82,998	88,870	78,710
Non-current liabilities	19,979	21,086	19,802
Stockholders' investment	150,098	112,629	136,575
Total liabilities and stockholders' investment	$253,075	$222,585	$235,087

END OF EXHIBIT 99.1